Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated April 14, 2025 relating to the Common Stock, $0.001 par value per share, of OptiNose, Inc. shall be filed on behalf of the undersigned.

KINGDON CAPITAL MANAGEMENT, L.L.C.

By:	/s/ Richard Weinstein
Name:	Richard Weinstein
Title:	Chief Operating Officer & General Counsel

MARK KINGDON

By:	/s/ Mark Kingdon